Issuer Free Writing Prospectus

Relating to Preliminary Prospectus dated September 10, 2025

Filed pursuant to Rule 433

Registration No. 333-286932

This free writing prospectus relates to the equity offering described below and should be read together with the preliminary prospectus supplement dated September 10, 2025 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the accompanying base prospectus. A copy of the Preliminary Prospectus Supplement and the accompanying prospectus relating to the proposed offering of our Class A shares may be obtained at www.sec.gov.

Nebius provides financing update

Amsterdam, September 10, 2025 — Nebius Group N.V. (NASDAQ: NBIS) (“Nebius” or the “Company”), a leading AI infrastructure company, today announced the launch of an offering of convertible notes and a concurrent offering of Class A shares to support the accelerated future growth of its core business.

Our core AI cloud business is growing rapidly, and we continue to be laser focused on developing this business. We view long-term contracts such as the one we announced this week with Microsoft as important incremental sources of growth.

We intend to use the net proceeds from the offerings we have announced today, if consummated, to finance the continuing growth of our business, including the acquisition of additional compute power and hardware, securing strategic high-quality and well-located land plots with reliable providers, the expansion of our data center footprint, and for general corporate purposes. We believe this will enable us to aggressively grow our core business in 2026 and beyond as we aim to scale our global data center portfolio, including through new greenfield sites, and the expansion of our customer base, from AI native tech startups to larger enterprises.

As we continue to access the capital that we need to capture the substantial growth opportunity ahead, we will remain focused on mitigating shareholder dilution and maintaining appropriate levels of debt on favorable terms.

Our strong balance sheet and our recently announced agreement with Microsoft give us an opportunity to further optimize our capital structure and cost of funding. For example, we expect to finance the associated capital expenditures through a combination of cash flows under the arrangement and the issuance of debt secured against the contract and related infrastructure, at terms that reflect the credit quality of the counterparty.

We remain focused on diversifying our funding sources and believe that our June 2025 convertible notes, and the convertible notes we are offering today, enable us to access significant pools of capital. Our convertible notes have been designed to limit potential shareholder dilution through high effective conversion premium levels, and to minimize financing cash costs while preserving flexibility to manage our balance sheet proactively through tailored call features.

Each time we have accessed the capital markets, investors have supported our efforts to move at a faster pace to expand our capacity, enabling us to more effectively meet the strong and growing demand for AI compute. We believe our overall financing approach will position us well to accelerate the growth of our core business as we continue to build one of the world’s leading AI infrastructure companies.

About Nebius Group

Nebius Group is a technology company building full-stack infrastructure to service the high-growth global AI industry. Headquartered in Amsterdam and listed on Nasdaq, Nebius Group has a global footprint with R&D hubs across Europe, North America and Israel.

Nebius Group’s AI-native cloud platform has been built for intensive AI workloads. With a full stack of purposefully designed and tuned proprietary software and hardware designed in-house, Nebius Group gives AI builders the compute, storage, managed services and tools they need to build, tune and run their models and applications.

Nebius Group also has additional businesses that operate under their own distinctive brands:

●	Avride — one of the most experienced teams developing autonomous driving technology for self-driving cars and delivery robots.
●	TripleTen — a leading edtech player in the US and certain other markets, re-skilling people for careers in tech.

Nebius Group also holds equity stakes in other businesses including ClickHouse and Toloka.

Contacts

Investor Relations askIR@nebius.com

Media Relations media@nebius.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. All statements contained in this press release other than statements of historical facts, including, without limitation, statements regarding our ability to successfully complete the offerings described herein, our future financial and business performance, our business and strategy, expected growth, planned investments and capital expenditures, capacity expansion plans, anticipated future financing transactions and expected financial results, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “guide,” “intend,” “likely,” “may,” “will” and similar expressions and their negatives are intended to identify forward-looking statements.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. Actual results may differ materially from the results predicted or implied by such statements, and our reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted or implied by such statements include, among others: market conditions, our ability to build our businesses to the desired scale, competitive pressures, technological developments, our ability to secure and retain clients, our ability to secure additional capital to accommodate the growth of the business, unpredictable sales cycles, potential pricing pressures, as well as those risks and uncertainties related to our continuing businesses included under the captions “Risk Factors” and “Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on April 30, 2025. All information in this press release is as of September 10, 2025 (unless stated otherwise). Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the Company’s investor relations website and on the SEC website at https://www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by emailing at prospectus-ny@ny.email.gs.com , prospectus@morganstanley.com or dg.prospectus_requests@bofa.com or by telephone at +1-800-831-9146.